Exhibit 10.22

R.R. DONNELLEY & SONS COMPANY
LONG TERM INCENTIVE CASH AWARD

(2012 PIP)

This Long Term Incentive Cash Award (“Award”) is granted as of March 3, 2014 by R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), to XXXXXXXXXX (“Grantee”).

1.Grant of Award.  This Award is in recognition of your hard work and dedication over the last several years and is granted as an incentive for the Grantee to remain an employee of the Company and share in the future success of the Company.  The Company hereby credits to Grantee $XXXXXX (the “Long Term Incentive Cash Award”), subject to the restrictions and on the terms and conditions set forth herein.  This Award is made pursuant to the provisions of the Company’s 2012 Performance Incentive Plan (the “2012 PIP”).  Capitalized terms not defined herein shall have the meanings specified in the 2012 PIP.  Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2.Vesting.

(a)Except to the extent otherwise provided in paragraph 2(b) or 3 below, the Long Term Incentive Cash Award shall vest and be payable in three equal installments on each of:

•	January 1, 2015
•	January 1, 2016
•	January 1, 2017

(b)Upon the Acceleration Date associated with a Change in Control, the Long Term Incentive Cash Award, shall, in accordance with the terms of the 2012 PIP, become fully vested and payable.

3.Treatment Upon Separation from Service.

(a)If Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h), hereinafter a “Separation from Service”) (i) by reason of death  or (ii) by reason of Disability (as defined as in the Company’s long-term disability policy as in effect at the time of Grantee’s disability) any portion of the Long Term Incentive Cash Award that is unvested as of the date of such Separation from Service shall become fully vested and payable.

(b)(1) If at any time prior to the first vest date set forth in paragraph 2(a) above Grantee has a Separation from Service  (A) prior to age 65 by reason of a Qualifying Retirement, or (B) on account of retirement on or after age 65 , any portion of the Long Term Incentive Cash Award that is unvested as of the date of such Separation from Service shall be forfeited.

(2) If at any time after the first vest date set forth in paragraph 2(a) above Grantee has a Separation from Service either (A) prior to age 65 by reason of a Qualifying Retirement or (B) on account of retirement on or after age 65, any portion of the  Long Term Incentive Cash Award that is unvested as of the date of such Separation from Service shall vest and be payable in accordance with the terms of paragraph 2(a) above.  A “Qualifying Retirement” is defined as

(A) Grantee is an active participant in a Company sponsored retirement benefit plan and is eligible to commence benefits thereunder at the time of Separation from Service and Grantee’s Separation from Service was not initiated by the Company for Cause (a Grantee that is a participant in the Retirement Benefit Plan of R.R. Donnelley & Sons Company (the “RR Donnelley Pension Plan”) is eligible to commence benefits under the plan if Grantee is eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan, or would have been eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan had Grantee been a participant in the traditional formula of the RR Donnelley Pension Plan during his or her service with R.R. Donnelley & Sons Company and/or any subsidiary at the time of Separation from Service); or

(B) Grantee is not an active participant in a Company sponsored retirement benefit plan but Grantee would have been eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan had Grantee been a participant in the traditional formula of the RR Donnelley Pension Plan during his or her service with the Company and/or any subsidiary at the time of Separation from Service; or

(C) a Separation from Service that the Committee determines is a Qualifying Retirement.

(c)If at any time Grantee has a Separation from Service other than as set forth in paragraph 3(a),or (b) above, any portion of the  Long Term Incentive Cash Award that is unvested as of the date of such Separation from Service shall be forfeited.

4.Payment of Award.  As soon as practicable following any vesting date , the Company shall pay Grantee the vested portion of the Long Term Incentive Cash Award, subject to deduction of the Required Tax Payments in accordance with paragraph 5 below; provided, however, that if Grantee has a Separation from Service described in Section 3(b) and Grantee is a “specified employee” within the meaning set forth in the document entitled “409A:  Policy of R.R. Donnelly & Sons Company and to Affiliates Regarding Specified Employees” on the date of Grantee’ Separation from Service, then the date of payment shall be postponed to the first business day of the sixth month occurring after the month in which the date of Grantee’s Separation from Service occurs (or, if earlier, thirty days after the date of Grantee’s death).

5.Withholding Taxes.  As a condition precedent to the payment of the Long Term Incentive Cash Award pursuant to this Award, the Company may, in its discretion, deduct from any amount then or thereafter payable by the Company to Grantee such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.

6.Non-Solicitation.

(a)Grantee hereby acknowledges that the Company’s relationship with the customer or customers Grantee serves, and with other employees, is special and unique,

based upon the development and maintenance of good will resulting from the customers' and other employees’ contacts with the Company and its employees, including Grantee.  As a result of Grantee’s position and customer contacts, Grantee recognizes that Grantee will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information relating to Company employees, and (iv) and other matters of which Grantee would not otherwise know and that is not otherwise readily available.  Such knowledge is essential to the business of the Company and Grantee recognizes that, if Grantee has a Separation from Service, the Company will be required to rebuild that customer relationship to retain the customer's business.  Grantee recognizes that during a period following Separation from Service, the Company is entitled to protection from Grantee’s use of the information and customer and employee relationships with which Grantee has been entrusted by the Company during Grantee’s employment.

(b) Grantee acknowledges and agrees that any injury to the Company’s customer relationships, or the loss of those relationships, would cause irreparable harm to the Company.  Accordingly, Grantee shall not, while employed by the Company and for a period of one year from the date of Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, directly or indirectly, either on Grantee’s own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while Grantee was employed by the Company to any customer or prospective customer of the Company (i) with whom Grantee had direct contact during the last two years of Grantee’s employment with the Company or about whom Grantee learned confidential information as a result of his or her employment with the Company or (ii) with whom any person over whom Grantee had supervisory authority at any time had direct contact during the last two years of Grantee’s employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

(c)Grantee shall not, while employed by the Company and for a period of two years following Separation from Service Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, Grantee’s Separation from Service, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall Grantee cooperate with any others in doing or attempting to do so.  As used herein, the term "solicit, induce or encourage" includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (iii) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

7.Miscellaneous.

(a)Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(b)This Award shall be governed in accordance with the laws of the state of Delaware.

(c)This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(d)Neither this Award nor any rights hereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company.  Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(e)The Committee, as from time to time constituted, shall have the right to determine any questions which arise in connection with this Agreement.  This Agreement and the Award are subject to the provisions of the 2012 PIP and shall be interpreted in accordance therewith.

(f)If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of Grantee’s employment agreement, employment letter or other similar agreement, the terms and conditions of such agreement shall control.

(g)This Award is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.  This Award shall be administered and interpreted to the extent possible in a manner consistent with the intent expressed in this paragraph.  If any compensation or benefits provided by this Award may result in the application of section 409A of the Code, the Company shall, in consultation with you, modify this Award as necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code.  By signing this Agreement you acknowledge that if any amount paid or payable to you becomes subject to section 409A of the Code, you are solely responsible for the payment of any taxes and interest due as a result.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

R.R. Donnelley & Sons Company
By:
Name:	Thomas Carroll
Title:	EVP, Chief Human Resources Officer

All of the terms of this Award are accepted as of this _____ day of _________, 2014.

______________________________

Grantee: